Exhibit-99(h)(1)

FORM OF TRANSFER AGENCY SERVICES AGREEMENT

THIS TRANSFER AGENCY SERVICES AGREEMENT (“Agreement”)is made as of ☐ by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH”) and GLOBAL X FUNDS (the “Trust”), an open-end management investment company organized under the laws of the State of Delaware and registered with the U.S. Securities and Exchange Commission (“SEC”) as under the Investment Company Act of 1940 (“1940 Act”).

WHEREAS, the Trust has requested that BBH provide services to it in accordance with the terms and conditions set forth in this Agreement and the schedule(s) attached hereto (the “Schedule” or “Schedules”; the Agreement and Schedule(s) collectively, the “Agreement”), and BBH is willing to provide such services to the Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Engagement. The Trust hereby engages BBH as its service provider to perform the obligations set forth in this Agreement, and BBH accepts such engagement.
2.

Description of Services. BBH shall perform only those services set forth on a Schedule or Schedules attached hereto (the “Services”), as the same may from time to time be added or amended in a writing signed by both parties to this Agreement and which Services shall be separate and distinct from any other services provided by BBH pursuant to other written or verbal agreements.

3.

Delivery of Documents. The Trust shall deliver, or shall arrange for delivery to BBH of any documentation or information reasonably requested by BBH to enable it to perform the Services or to comply with applicable laws, regulations and standard market practice. The Trust shall be solely responsible for performing all know your customer and anti-money laundering obligations in respect of each authorized participant/authorized purchaser (“KYC/AML duties”). The Trust shall keep and retain all documents related to the KYC/AML duties and shall provide BBH with copies thereof upon request.

4.

Expenses and Compensation. The Trust agrees to pay BBH, for its services rendered and/or facilities furnished pursuant to this Agreement, a fee based on such fee schedule as may from time to time be agreed upon in writing by the Trust and BBH. In addition to such fee, BBH shall bill the Trust separately for any out-of-pocket disbursements of BBH. Out-of-pocket disbursements shall include, but shall not be limited to, postage, including courier services; telephone; telecommunications; printing, duplicating and photocopying charges; forms and supplies; filing fees; legal expenses; and travel expenses. The foregoing fees and disbursements shall be billed to the Trust by BBH and shall be paid promptly by wire transfer or other appropriate means to BBH.

5.	Representations and Warranties.
(a)

The Trust represents and warrants to BBH that: (i) the Trust has the power and authority to enter into and perform its obligations under this Agreement; (ii) all information and documentation provided by the Trust will comply with applicable laws and regulations, with agreements between the Trust and third parties, and other obligations binding upon the Trust; (iii) the Trust has the authority and applicable licenses to use and distribute any information and documentation it provides to BBH; (iv) the Trust shall use any information provided to it by BBH only for such purpose as may be contemplated under this Agreement and shall not redistribute or share the information with any third party; (v) the Trust has and will maintain rights and licenses to use such information as shall be provided by those sources referenced in Section 7(c) below to BBH, independent of such rights and licenses that BBH shall have to use the same for the provision of Services to the Trust; and (vi) to the extent necessary or appropriate for the performance of the Services, the Trust has or will acquire authorization or licenses from applicable third parties including without limitations information sources, clients and regulators.

(b)

BBH represents and warrants to the Trust that: (i) BBH has the right and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly authorized, executed and delivered by BBH and does not and will not violate any applicable law or conflict with or constitute a default under BBH’s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH is a party or by which it is bound.

6.

Standard of Care and Liability. BBH shall exercise reasonable care in fulfilling its duties hereunder, provided that BBH shall not be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. In the event that the Trust, in its reasonable opinion, determines that BBH has performed the Services negligently, with bad faith or with willful misconduct, the Trust shall provide timely notice to BBH of such determination, and BBH’s responsibility and liability therefor shall be limited solely to re-performance of the Services. Where BBH in its reasonable discretion, determines re-performance to be an ineffective remedy, BBH shall be liable to the Trust to the extent that the damages incurred by it resulted directly from BBH’s negligence, bad faith or willful misconduct in performing the Services and subject to the provisions of Section 7 below.

7.	Limitation of Liability.
(a)

In no event shall BBH be responsible for any indirect, incidental, consequential, or punitive damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder, whether such liability is asserted on the basis of contract, tort or otherwise even if BBH had been advised of the possibility of such damages.

(b)

Notwithstanding anything in this Agreement to the contrary and without prejudice to the provisions set forth in Section 6 above (i) in no event shall the aggregate liability (“Aggregate Liability”) of BBH during each calendar year throughout the term of this Agreement exceed the total fees paid by the Trust to BBH during the calendar year, and (ii) BBH and the Trust agree that any amount that BBH may agree to pay in response to a claim by the Trust for recovery of losses, costs, damages or expenses resulting from BBH’s provision of the Services herein described, shall be applied to the calculation of the Aggregate Liability whether or not BBH acknowledges liability therefor under Sections 6 or 7 hereof.

(c)

BBH shall not be held accountable or liable to the Trust, or any third party if BBH is unable to perform its responsibilities in accordance with this Agreement as a result of (i) any errors in the Services based upon or arising out of information received in a timely or untimely manner by BBH either (a) from a source which BBH was authorized to rely upon pursuant to a relevant Schedule hereto, or (b) from a source which in BBH’s reasonable judgment was as an appropriate source for such information, (ii) relevant information known to the Trust which would impact the Services but which is not communicated by the Trust or its agent to BBH, or (iii) the suspension, discontinuance or termination of the transmission of information by information providers for any reason, provided BBH shall have made reasonable commercial efforts to procure such transmission. The Trust hereby acknowledges and agrees that BBH shall neither guarantee nor make any warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information.

(d)

The Trust acknowledges and agrees that nothing herein is intended to diminish the responsibility of third parties, including without limitation, its clients, custodian banks, brokers, and pricing and administrative agents, under their respective contractual and/or business arrangements with the Trust. In no event shall BBH be responsible for any loss, damages, liabilities, expenses, costs or claims incurred by the Trust which are caused by or attributable to the negligent or fraudulent acts or omissions of, and any misinformation provided by any such third party, nor shall BBH be responsible for resolving any errors or other exceptions with respect to information in connection with assets held by the Trust, its agents, custodian banks and other third parties.

(e)

Notwithstanding any provisions herein to the contrary, the Trust agrees that it shall be responsible for providing accurate, reconciled, up-to-date security position files of securities which are not in BBH’s possession as custodian. In the event that the Trust is unable to provide such files, BBH will not be responsible for the calculation and tracking of corporate action entitlements with respect to securities for which BBH did not receive security position file information.

(f)

BBH shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers. BBH shall also incur no liability under this Agreement if BBH or any agent or entity utilized by BBH shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control.

(g)	BBH shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.
(h)

The Trust shall review the Services performed by BBH under this Agreement promptly and periodically and shall notify BBH of any improper performance, discrepancy or error therein. Unless the Trust provides written notice of any such discrepancy or error within a reasonable time after such Services are performed, the Services shall be deemed to have met the duties and standards set forth herein.

(i)

Without limiting the generality of any of the foregoing provisions, in no event shall BBH be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Trust in connection with the Services hereunder.

(j)

In no event shall BBH be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall BBH be liable for the investment management services and advice received or given by the Trust or the legal advice received by the Trust from its counsel or other legal counsel.

8.	Indemnity.

The Trust hereby agrees to indemnify, hold harmless and defend BBH and its partners, officers, employees and agents from and against any and all liabilities, actions, losses, claims, demands, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting (i) from a breach of any representation and warranty given by the Trust under Section 5 hereof, or (ii) in connection with or arising out of BBH’s performance of its obligations and duties under this Agreement which are not directly attributable to its willful misconduct, bad faith or negligence.

9.	Reliance on Instructions.

BBH shall not be liable for, and shall be indemnified by the Trust against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions (as hereinafter defined) or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.

(a)

Instructions shall mean a written request, direction, instruction or certification signed or initialed on behalf of the Trust by one or more persons as the Trust shall have from time to time authorized (“Authorized Person” or “Authorized Persons”). Authorized Persons may be identified by name, title or position. Telephonic and other oral instructions or instructions given by facsimile transmission may be given by any one of the Authorized Persons. Such instructions shall be considered Instructions if BBH reasonably believes them to have been given by an Authorized Person. In no event shall Instructions be in the form of electronic mail.

(b)

Where Instructions are conveyed through facsimile transmissions, the Trust hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) BBH cannot verify that authorized signatures on facsimile Instructions are original, and (iii) BBH shall not be responsible for losses or expenses incurred through actions taken in reliance on such Instructions. The Trust agrees that such facsimile Instructions shall be conclusive evidence of the Trust’s Instruction to BBH to act or to omit to act.

(c)

Instructions given orally will be confirmed by written Instructions in the manner set forth above in Section 9(a), including by facsimile, but the lack of such confirmation shall in no way affect any action taken by BBH in reliance upon such oral Instructions. The Trust authorizes BBH to tape record any and all telephonic or other oral Instructions given to BBH by or on behalf of the Trust (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Trust to BBH). The Trust agrees to solicit valid written or other consent from any of its employees in respect to telephonic recordings to the extent such consent is required by applicable law.

10.	Reliance on Opinions of Counsel and Certified Public Accountants.

BBH may consult with its counsel or certified public accountant or the Trust’s counsel or certified public accountant in any case where so doing appears to BBH to be necessary or desirable. BBH shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or certified public accountant or the Trust’s counsel or certified public accountant.

11.	Confidentiality.
(a)

The parties agree that in the course of their dealing in accordance with the terms of this Agreement, they may give each other access to confidential records, proprietary information and internal development materials. For purposes of this Section, the party disclosing proprietary or confidential information is the “Disclosing Party” and the party receiving proprietary or confidential information is the “Receiving Party”. Each party agrees that it will not disclose, duplicate, copy or use any material or information which has or will come into its possession in connection with this Agreement for any purpose other than for the performance in accordance with this Agreement. Each party shall treat as confidential and as proprietary to the other any information which relates to the other party’s research, development, trade secrets and business affairs (including information regarding any party’s customers).

(b)	The obligation to treat such information as proprietary and confidential shall not apply to information which:
(i)	is or becomes publicly available through no fault of the other party;
(ii)	is in the Receiving Party’s possession as of the date of this Agreement provided that it shall not have been obtained from the Disclosing Party;

(iii)	is developed by the Receiving Party outside the scope of any agreement with the Disclosing Party;
(iv)	is obtained lawfully and in good faith by the Receiving Party from a third party free from confidentiality obligations; or
(v)	is required to be disclosed by a court or other governmental authority after reasonable notice is given to the Disclosing Party, if such notice is permissible.

The parties hereby acknowledge that the burden of proving the exceptions set forth in clauses (i)-(v) above resides with the Receiving Party.

(c)

Neither party shall use its access to materials or information of the other party to obtain any information regarding the other party, its operations or its customers, other than that information which it requires to fulfill its obligations under this Agreement. Each party shall take all necessary steps to ensure that its employees adhere to this Section. In addition and unless required by law, no party to this Agreement shall disclose the existence of this Agreement or the matters contemplated herein, except with prior written consent of the non-disclosing party.

(d)	The provisions of this Section 11 shall survive the termination of this Agreement.
12.

Independent Contractor; Subcontracting. BBH and the Trust intend that an independent contractor relationship be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action. BBH at no time shall hold itself out as an agent, subsidiary or affiliate of Trust for any purpose, including reporting to any governmental authority, and shall have no authority to bind the Trust to any obligation.

13.

Use of Parties’ Names. In connection with this Agreement, each party agrees not to use the other party’s name in any form of publicity, or to release to the public any information relating to the Service to be performed hereunder, or to otherwise disclose or advertise that the other party has entered into this Agreement, except with the specific prior approval in writing of the other party.

14.

Nonsolicitation. The Trust and BBH agree not to solicit for hire the employees of the other during the term of this Agreement, or for a period of six (6) months after the termination of this Agreement.

15.	Term and Termination of Agreement.
(a)

This Agreement shall continue in full force and effect until terminated by BBH or the Trust by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) calendar days after the date of such delivery or mailing unless otherwise agreed to between the parties. Notwithstanding the foregoing provision, either party may terminate this Agreement for cause, which termination shall be effective upon receipt of written notice by the non-terminating party. To the extent that an information provider suspends, discontinues or terminates the transmission of information to BBH as contemplated in Section 7(c)(iii), BBH may terminate, with immediate effect, the affected portion(s) of Services. In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel and other resource modifications as well as the movement of records and materials and the conversion thereof shall be paid by the Trust for which Services shall cease to be performed hereunder. BBH shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

Notwithstanding the foregoing provisions, this Agreement will terminate automatically in the event that either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect.

(b)

The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto, including without limitation any unpaid obligations, the payment of which is contemplated herein or the liability, legal and indemnity obligations set forth hereunder, prior to termination of this Agreement shall survive any termination of this Agreement.

(c)	This Section 15 shall survive any termination of this Agreement, whether for cause or not for cause.
16.	Integration; Amendment; Severability; and Headings.
(a)

This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived, amended, modified or terminated, and no addendum to this Agreement shall be or become effective, or be waived, amended, modified or terminated, except by an instrument in writing executed by the party against which enforcement of such waiver, amendment, modification or termination is sought.

(b)

In connection with the operation of this Agreement, the Trust and BBH may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the proceeding sentence shall be deemed to be an amendment of this Agreement unless in writing and signed by each of the parties hereto.

(c)	In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
(d)

The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

17.

GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

18.

Notices. Notices and other writings contemplated by this Agreement shall be delivered (i) by hand; (ii) by first class registered or certified mail, postage prepaid, return receipt requested; (iii) by a commercially recognized overnight courier, or (iv) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Trust:

Attn:

Telephone:

Facsimile:

If to BBH:

Brown Brothers Harriman & Co.

40 Water Street

Boston, MA 02109

Attn: Office of the General Counsel – Legal

Telephone: (617) 772-1818

Facsimile:

or such other address as the Trust or BBH may designate in writing to the other.

19.

Binding Effect. Each party agrees that only the parties to this Agreement and/or their successors in title shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Trust or other third parties shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

This Agreement shall be binding upon and inure to the benefit of the Trust and BBH and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

20.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

22.	Exclusivity. The Services furnished by BBH hereunder are not to be deemed exclusive, and BBH shall be free to furnish similar services to others.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.	THE TRUST
By:	By:

Name:	Name:
Title:	Title: